Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Catalent, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$12,755,390,664.74(1),(2),(3)	0.00014760	$1,882,695.66

Fees Previously Paid	$0		$0

Total Transaction Valuation	$12,755,390,664.74

Total Fees Due for Filing			$1,882,695.66

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$1,882,695.66

Table 2: Fee Offset Claims and Sources

Not Applicable

(1)	Title of each class of securities to which transaction applies: Catalent, Inc. (“Catalent”) common stock, $0.01 par value per share (the “common shares”).
(2)

Aggregate number of securities to which transaction applies: The number of common shares to which this transaction applies is estimated, as of March 29, 2024, to be 201,428,835, which consists of (a) 180,913,532 common shares issued and outstanding; (b) 793,096 common shares are subject to issuance upon exercise of company options granted and outstanding under Catalent equity plans that have an exercise price that is less than $63.50 entitled to receive the per share merger consideration of $63.50 minus any applicable exercise price; (c) 947,783 common shares are subject to issuance upon settlement of outstanding Catalent performance stock units granted and outstanding under Catalent equity plans (assuming performance is calculated in accordance with the Merger Agreement); (d) 2,176,999 common shares are subject to issuance upon settlement of outstanding Catalent restricted stock units granted and outstanding under Catalent equity plans; (e) 13,539,391 common shares remain available for issuance under the Catalent equity plans; and (f) 3,058,034 common shares are reserved and available for issuance under Catalent’s 2019 Employee Stock Purchase Plan.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 180,913,532 common shares and the per share merger consideration of $63.50; (b) the product of 793,096 common shares subject to issuance upon exercise of company options granted and outstanding under Catalent equity plans that have an exercise price that is less than $63.50, and $18.94 (which is the difference between the per share merger consideration of $63.50 and the weighted average exercise price); (c) the product of 947,783 common shares subject to issuance upon settlement of outstanding Catalent performance stock units granted and outstanding under Catalent equity plans (assuming performance is calculated in accordance with the Merger Agreement) and the per share merger consideration of $63.50; (d) the product of 2,176,999 common shares underlying restricted stock units and the per share merger consideration of $63.50; (e) the product of 13,539,391 common shares available for issuance under the Catalent equity plans and the per share merger consideration of $63.50; and (f) the product of 3,058,034 common shares are reserved and available for issuance under Catalent’s 2019 Employee Stock Purchase Plan and the per share merger consideration of $63.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.